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                                                                    Exhibit 11.1

                          WIRELESS TELECOM GROUP, INC.
                        COMPUTATION OF PER SHARE EARNINGS
                                   (UNAUDITED)

                                                    For the Three Months          For the Nine Months
                                                     Ended September 30,          Ended September 30,
                                                     2000          1999           2000           1999
                                                     ----          ----           ----           ----
Income from continuing operations                $   543,320   $    95,422    $ 1,397,820    $ 1,356,520
   Income (loss) from discontinued operations
   and gain on sale of test equipment business
   net of income tax                                   --          (16,934)         --         3,578,737
                                                 -----------   -----------    -----------    -----------
Net Income                                       $   543,320   $    78,488    $ 1,397,820    $ 4,935,257
                                                 ===========   ===========    ===========    ===========

BASIC EARNINGS:

Weighted average number of common shares
Outstanding                                       19,189,807    19,059,701     19,148,964     19,301,834
                                                 ===========   ===========    ===========    ===========
Basic earnings per common share:
      Continuing                                       $0.03         $0.00          $0.07          $0.07
      Discontinued operations                           0.00          0.00           0.00           0.19
                                                       -----         -----          -----          -----
                                                       $0.03         $0.00          $0.07          $0.26
                                                       =====         =====          =====          =====

DILUTED EARNINGS:

Weighted average number of common shares
Outstanding                                       19,189,807    19,059,701     19,148,964     19,301,834
Stock options                                        413,450        84,401        622,501         67,385
                                                 -----------   -----------    -----------    -----------
Weighted average number of common shares
outstanding, as adjusted                          19,603,257    19,144,102     19,771,465     19,369,219
                                                 ===========   ===========    ===========    ===========
Diluted earnings per common share:
        Continuing                                     $0.03         $0.00          $0.07          $0.07
        Discontinued Operations                         0.00          0.00           0.00           0.18
                                                       -----         -----          -----          -----
                                                       $0.03         $0.00          $0.07          $0.25
                                                       =====         =====          =====          =====
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